EXHIBIT 107

Calculation of Filing Fee Table

Form S-1

(Form Type)

Datasea Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities and Carry Forward Securities

Title Of Each Class Of Securities To Be Registered	Amount to be Registered (1)		Proposed Maximum Offering Price Per Share(3)	Proposed Maximum Aggregate Offering Price(3)	Amount Of Registration Fee
Common Stock, par value $0.001 per share	1,218,453	(2)	$4.48	$5,458,669.44	$506.02	*

(1)	Pursuant to Rule 416(a) of the Securities Act of 1933, as amended, this registration statement also covers such additional shares as may hereafter be offered or issued to prevent dilution resulting from stock splits, stock dividends, recapitalizations or similar transactions.

(2)	Consists of (i) 1,096,608 shares of common stock issuable upon exercise of warrants that were issued to the Selling Stockholders named herein and (ii) 121,845 shares of common stock issuable upon exercise of warrants that were issued to the placement agent in connection with the private placement of common stock.

(3)	The registration fee has been computed in accordance with Rule 457(g) under the Securities Act of 1933, as amended, based on $4.48 per share, being the higher of (i) the exercise price of the warrants registered herewith and (ii) the average of the high and low prices per share of the registrant’s common stock on the Nasdaq Capital Market on August 27, 2021.

*	Previously paid.